Exhibit  4.6



                          LA JOLLA COVE INVESTORS, INC.
                          1795 UNION STREET, 3rd floor
                         SAN FRANCISCO, CALIFORNIA 94123
                           TELEPHONE:  (415) 409-8703
                          FACSIMILE:    (415) 409-8704
                            E-MAIL: LJCI@PACBELL.NET
LA JOLLA                      www.ljcinvestors.com                 SAN FRANCISCO
--------------------------------------------------------------------------------


                                  June 6, 2003




Mr.  Mark  Mroczkowski
Sequiam  Corporation
300  Sunport  Lane
Orlando,  Florida  32809

Dear  Mark:

This letter shall serve as an addendum to the following documents: 8 % Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and the Warrant to Purchase Common Stock, all dated March 5, 2003, as amended by that certain Letter Agreement dated March 5, 2003, and that certain Letter Agreement dated April 16, 2003. Capitalized terms shall have the meaning set forth in the respective documents. The following changes and additions are hereby made and agreed upon:

     1. The last sentence of Section I.B of the Stock Purchase Agreement is hereby amended to read as follows:

     "Upon notification and verification that the Registration Statement for the Conversion Shares (as defined below) and the shares of Common Stock issuable upon exercise of the Conversion Warrants (the "Warrant Shares") has been declared effective by the Securities and Exchange Commission, Buyer shall immediately send via wire the remainder of the Purchase Price."

     2. The second paragraph of the letter agreement between the parties dated March 5, 2003 is hereby amended to read as follows:

     "Beginning the first full calendar month following the effective date of the registration statement, LJCI shall each calendar month, convert at least five percent (5%) of the original Principal Amount of the Debenture and, provided that the Market Price is above $0.625, shall simultaneously with the conversion of the Debenture at any time, exercise the Warrants at the rate of at least 10 times the dollar amount of the Debenture being converted divided by 1.5, provided that the Common Shares are available, registered and freely tradable. In the event that LJCI breaches the provision to convert at least five percent (5%) of the original Principal Amount of the Debenture and exercise the related Warrants, LJCI shall not be entitled to collect interest on the Debenture for that month. LJCI shall not have the right to convert the Debenture or exercise the Warrants unless the Common Shares to be issued upon conversion or exercise are available, registered and freely tradable. Except for the previous sentence, the parties acknowledge that this provision does not in any way allow the Company to prevent LJCI from converting the Debenture and exercising the related Warrants.'


Sincerely,

/s/  Travis  Huff

Travis  Huff,
Portfolio  Manager


Acknowledged  and  agreed  to

Sequiam  Corporation


By:   /S/  Mark  Mroczkowski
   ----------------------------------------
   Mark Mroczkowski, Vice President &
   Chief Financial Officer